Exhibit A

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT (this “Agreement”) is made pursuant to Rule 13d-1(k)(1) and entered into by and among MD BTI, LLC, a Maryland limited liability company, Edward St. John, LLC, a Delaware limited liability company, and Edward A. St. John, a resident of the State of Maryland.

The parties to this Agreement hereby agree to prepare jointly and file (or otherwise deliver as appropriate) all filings on Schedule 13D and 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Capricor Therapeutics, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and filing (and other delivery) of all such Filings.

Dated: March 19, 2014

MD BTI, LLC

By: Edward St. John, LLC, its Company Manager

	By:	/s/ Edward A. St. John
Edward A. St. John, General Manager

Edward St. John, LLC

By:	/s/ Edward A. St. John
Edward A. St. John, General Manager

/s/ Edward A. St. John
Edward A. St. John